                    [DOLLECK & FREDERES P.C. LETTERHEAD]





                    CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Lifetime Achievement Fund, Inc.

We hereby consent to the inclusion in the Registration Statement under the Securities Act of 1933 and Investment Company Act of 1940 on Form N-1A of our report dated April 24, 2000, on our audit of the financial statements of Lifetime Achievement Fund, Inc., as of April 6, 2000, and for the period from its inception until April 6, 2000, which are included in the Registration Statement. We further consent to the reference to our firm under the caption "Auditors" in both the Prospectus and Part B of the Registration Statement.


/s/ Dolleck & Frederes P.C.

DOLLECK & FREDERES P.C.
Certified Public Accountants
June 20, 2000